Exhibit 5.1

February 11, 2005	File No. 061057-204034

E-Z-EM, Inc.

1111 Marcus Avenue

Lake Success, NY 11042

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for E-Z-EM, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") on February 11, 2005 (the "Registration Statement").

The Registration Statement covers the registration of an aggregate of 1,008,425 shares of common stock, $0.10 par value per share, of the Company (the "Shares") that are issuable by the Company pursuant to its 2004 Stock and Incentive Award Plan (the "2004 Plan").

We have examined the Registration Statement and have also examined and relied as to factual matters upon originals or copies of such documents, records, certificates, and other instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents, records, certificates and instruments submitted to us as originals, and the conformity with originals of all documents, records, and instruments submitted to us as copies.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the 2004 Plan and paid for in full in accordance with the terms of the 2004 Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ DAVIES WARD PHILLIPS & VINEBERG LLP